                                  Exhibit 10.1

July 16, 1996

Mr. Michael J. Moriarty
10701 Wynkoop Drive
Great Falls, VA  22066

Dear Mike:

I am excited to offer you the position of President and Chief Operating Officer of Studio Plus Hotels, Inc. This position will have the following salary, options and benefits:

         Position:                  President and Chief Operating Officer

         Salary:                    $7692.31 bi-weekly

         Bonus:                     $50,000 minimum for each of the first
                                            two fiscal years

         Start Date:                Employment date of July 16, 1996 with first
                                    workday at corporate headquarters
                                    anticipated to be August 19, 1996

         Benefits:                  Medical Insurance - Studio Plus pays 100%
                                    of monthly premium

                                    Long-term Disability - group coverage of 60% of salary and individual wrap policy of 20% of salary, aggregate of 80% of salary, subject to $11,250 per month maximum

                                    Life Insurance - $25,000 coverage

                                    Holiday Pay - Six (6) days per year New
                                    Years, Memorial Day, July 4th, Labor Day,
                                    Thanksgiving, Christmas Day). Studio Plus properties are currently closed on these days.

                                    Sick Pay - Six (6) days per year

                                    Vacation - Four (4) weeks; Five (5) weeks after 25 years.

         Employment                 You will enter into an Employment
         Agreement:                 Agreement with the Company for the period
                                    through December 31, 1998 on the terms in the separate Employment Agreement enclosed with this letter.

         Stock Options:             a) On July 16, 1996, your first day of
                                    employment, you will be granted an option for 150,000 shares of the Company's common stock under the Company's 1995 Stock
                                    Incentive Plan, with 50,000 shares to vest on the first day you report for work at the



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                                    Company's headquarters in Lexington,
                                    Kentucky, 50,000 shares to vest on the date of your first anniversary of the first day you report for work at the Company's headquarters in Lexington, Kentucky and 50,000 shares to vest on the date of your second anniversary of the first day you report for work at the Company's headquarters in Lexington, Kentucky, with an exercise price equal to the closing price of a share of the Company's common stock on July 16, 1996. If a share of the Company's common stock during the period from your first day of employment through December 31, 1996 decreases by more than ten percent (10%) of the exercise price above, you will have the right, subject to any applicable legal considerations, exercisable once, to substitute a new option for the same number of shares above on the same terms as above but at a lower exercise price equal to the closing price of a share of the Company's common stock on the day you make the decision to substitute.

                                    b) On the first anniversary of the day you report for work at the Company's headquarters in Lexington, Kentucky, you will be granted an option to purchase fifty thousand (50,000) shares of the Company's common stock to vest half on December 31, 1997 and half on December 31, 1998, exercisable at the closing price of a share of the Company's common stock on the date of the first anniversary of your grant date under this subparagraph (b) or, if there is no closing price for the Company's common stock on that date, on the last preceding trading day before that date. However, regardless of whether this option is vested or not, it cannot be exercised until after December 31, 1997, and then only if the Company, on December 31, 1997, has at least sixty-seven (67) Studio Plus hotels in operation which it owns or leases and which have been constructed by the Company. Acquisitions of hotels, mergers or development by outside development firms developing for the Company, etc. will not be counted in the 67 hotel number. Full and not substantial compliance is required to satisfy this condition to exercise.

                                    c) On the second anniversary of the day you report for work at the Company's headquarters in Lexington, Kentucky, you will be granted an option to purchase fifty thousand (50,000) shares of the Company's common stock to vest half on December 31, 1998 and half on December 31, 1999 at the closing price of a share of the Company's common stock on the date of the second anniversary of your grant date under this subparagraph (c) or, if there is no closing price for the Company's common stock on that date, on the last preceding trading day before that date. However, regardless of whether this option is vested or not, it cannot be exercised until after December 31, 1998, and then only if the Company, on December 31, 1998, has at least one hundred ten (110) Studio Plus hotels in operation which it owns or leases

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                                    and which have been constructed by the
                                    Company. Acquisitions of hotels, mergers or development by outside development firms developing for the Company, etc. will not be counted in the 110 hotel number. Full and not substantial compliance is required to satisfy this condition to exercise.

                                    (d) All other option terms for each of the above options shall be the same as contained in the Company's standard stock option grant agreement. As many options as possible will be granted as incentive stock options.

         Lump Sum                   If you are Terminated Without Cause, as
         Payment:                   that term is defined in your Employment
                                    Agreement of even date herewith, by the
                                    Company on or before August 31, 2001, then, as a severance benefit, the Company agrees to pay you Three Hundred Thousand Dollars
                                    ($300,000) in a lump sum on or before
                                    September 5, 2001. If you are still
                                    employed by the Company on August 31, 2001 as an Executive Officer, then, as a bonus, the Company agrees to pay you, on or before September 5, 2001, Three Hundred Thousand
                                    Dollars ($300,000) in a lump sum. If,
                                    before August 31, 2001 but after August 31,
                                    1997, you have a Voluntary Termination, as that term is defined in your Employment
                                    Agreement of even date herewith, of your employment with the Company (death or Disability, as defined in your Employment
                                    Agreement, is not a Voluntary Termination), then the Company agrees to pay you a severance benefit between Fifteen Thousand
                                    Dollars ($15,000) and Sixty Thousand
                                    Dollars ($60,000), based on the following vesting schedule:


                                                              Total              Total
  Voluntary Termination After                           Vesting Benefit
  ---------------------------                           ---------------
8/31/97 - but before 8/31/98                              5%                    $15,000
8/31/98 - but before 8/31/99                             10%                    $30,000
8/31/99 - but before 8/31/2000                           15%                    $45,000
8/31/2000 - but before 8/31/2001                         20%                    $60,000

For example, if you have a Voluntary Termination in July 1999, your total severance benefit payment would be $30,000.

If this letter correctly sets forth our understanding, please execute this letter where indicated below and return an executed copy to my attention.

Very truly yours,

/s/ (Norwood Cowgill, Jr.)
Norwood Cowgill, Jr.
Chairman of the Board
/sam


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



The above terms correctly set forth our complete understanding.

Date:                                     /s/ Michael J. Moriarty
      ------------------------            --------------------------------


                          EMPLOYMENT AGREEMENT BETWEEN
                            STUDIO PLUS HOTELS, INC.
                            AND MICHAEL J. MORIARTY

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of July 16, 1996, by and between STUDIO PLUS HOTELS, INC., a Virginia corporation (the "Company"), and MICHAEL J. MORIARTY (the "Executive").

                                  WITNESSETH:

         WHEREAS, the Company is a Virginia corporation which owns, develops and manages extended stay lodging properties, including "Studio Plus" brand hotel properties (the "Properties"); and

         WHEREAS, the Company desires to employ the Executive to devote his full time efforts and skills to the business of the Company and to serve as the President and Chief Operating Officer of the Company; and

         WHEREAS, the Executive desires to be so employed on the terms and subject to the conditions hereinafter stated;

         NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree as follows:

         1. Employment. The Company shall employ the Executive and the Executive agrees to be so employed initially in the capacity of President and Chief Operating Officer of the Company to serve for the Term, defined hereinbelow, subject to earlier termination as hereinafter provided.

         2. Term. The term of the Executive's employment hereunder (the "Term") shall be for a period commencing on the first day of the Executive's employment, July 16, 1996, and continuing through December 31, 1998, unless terminated earlier as provided herein; provided, however, that this Agreement shall continue after the Term on a year-to-year term (the "Extended Term") unless terminated by either party on at least forty-five (45) days written notice to the other party prior to the end of the then-current Term or Extended Term.

         3. Services. The Executive shall devote such amount of his time and attention to the Company's affairs as is necessary to competently perform his duties, consistent with directions from the Company's Chairman of the Board or the Board of Directors ("Board") and as set forth in the Company's By-laws.



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



         4.  Compensation.

             (a) During each year of the Term, commencing on the first day Executive reports for work at the Company's headquarters in Lexington, Kentucky, the Company shall pay the Executive for his services a base salary at a rate of Seven Thousand Six Hundred Ninety-Two and 31/100 Dollars ($7692.31), bi-weekly, with such base salary being subject to increases as approved by the Compensation Committee of the Board (the "Compensation Committee"). Such base salary as increased from time to time and in effect at the time certain termination events specified herein occur shall thereafter be the base salary for all purposes under this Agreement relating to such termination ("Base Salary"). In the event of any extension or extensions of the Term or Extended Term in accordance with Section 2 hereof, the annual base salary for each Extended Term shall be determined by the Compensation Committee but shall not be less than the annual base salary in effect for the immediately preceding Term or Extended Term, unless consented to in writing by the Executive.

             (b) In addition to the annual Base Salary described in Section (a) above, the Executive shall be eligible for an annual cash bonus in accordance with such policies, rules and criteria as shall be established by the Compensation Committee, in its sole discretion or for each of the first two (2) years of the Term as may be agreed upon in writing by the Executive and the Company at the time of hire.

             (c) In addition, the Board or the Compensation Committee may from time to time authorize the payment to the Executive of other incentive compensation, including but not limited to stock options or restricted stock, in accordance with rules and criteria established by the Compensation Committee, in its sole discretion. Such criteria may include, but not be limited to, the growth in net income per share of Common Stock and/or other performance goals.

             5. Benefits. The Company agrees to provide the Executive with the following benefits:

             (a) Vacation. The Executive shall be entitled each year to take four (4) weeks vacation, during which time his compensation shall be paid in full.

             (b) Employee Benefits. This Agreement shall be in addition to and not be in lieu of any rights, benefits and privileges to which the Executive may be entitled as a management level employee of the Company, including but not limited to any retirement, pension, profit-sharing, life insurance, disability, hospitalization, major medical, dental or other plans which may now be in effect or which may hereafter be authorized by the Compensation Committee or adopted by the Company. During the initial Term, and, if the Term is extended during an Extended Term, the Executive shall have the same rights and privileges to participate in such plans and benefits intended generally for management employees on the same basis as any other management level employee.

         6. Expenses. The Company recognizes that the Executive will have to incur certain out-of-pocket expenses, including but not limited to travel expenses, related to his services and the Company's business and the Company agrees to reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties upon presentation of a voucher or documentation, as reasonably specified by the Company, indicating the amount and business



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purposes of any such expenses. If the Company adopts a travel and expense reimbursement policy applicable uniformly to all management employees, the Executive agrees to adhere to the terms of such policy.

         7. Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

            (a) "Disability" means the Executive's inability, by reason of physical or mental impairment, confirmed by a licensed physician designated by the Board, to perform the services described in Section 3 above which inability continues for a period equal to the then current elimination period in the Company's group disability insurance policy, presently ninety (90) days, within any period of three hundred sixty-five (365) days and results in termination of the Executive's employment with the Company.

            (b) "Voluntary Termination" means the Executive's voluntary termination of his employment hereunder, which may be effected by the Executive giving the Company's Chairman of the Board or Board of Directors notice of the Executive's desire to terminate his employment (ninety (90) days written notice is preferred) or the Executive's failure after written notice from the Company to provide substantially all the services described in Section 3 hereof for a period greater than four (4) consecutive weeks by reason of the Executive's voluntary refusal to perform such services. Notwithstanding the foregoing, if the Executive gives notice of Voluntary Termination and, prior to the expiration of any notice period, the Executive voluntarily refuses or fails to provide substantially all the services described in Section 3 hereof for a period of five (5) or more business days after notice from the Company, the Voluntary Termination shall be deemed to be effective as of the date on which the Executive so ceases to carry out his duties. For purposes of this Section 7, voluntary refusal to perform services shall not include taking vacation otherwise permitted in accordance with Section 5(a) hereof, the Executive's failure to perform services on account of his illness or death or the illness of a member of his immediate family, provided such illnesses or death is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Company's Chairman of the Board or the Board. For purposes of this Section 7(b), immediate family shall constitute the Executive's parents, spouse and children, if any.

            (c) "Termination With Cause" means the termination by the Company of the Executive's employment for any of the following reasons:

                            (i) the Executive's conviction of a crime involving some act of dishonesty or moral turpitude (specifically excepting simple misdemeanors not involving acts of dishonesty and all minor traffic violations;

                            (ii)    the Executive's conviction of theft,
                                    embezzlement or misappropriation of the
                                    Company's property or a final judgment
                                    against the Executive for the intentional and malicious infliction of damage to the Company's business, property or business opportunity;

                            (iii) the Executive's material breach of the confidentiality and



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                                    noncompetition covenants in Section 10
                                    hereof;

                            (iv) the Executive's continuous neglect of his service and duties with the Company under
                                    Section 3 hereof or his continuous failure or refusal to follow any reasonable, unambiguous, duly adopted written directive of the Board of Directors or any duly constituted committee thereof, after written notice from the Company of such neglect, failure or refusal; and

                            (v) the Executive's sustained abuse of alcohol or use of illegal drugs, or the abuse of other controlled substances, or his engaging in other extreme personal activities in a manner that, in the reasonable judgment of the Board of Directors, adversely affects the reputation, goodwill or business position or prospects of the Company.

            (d) "Termination Without Cause" means the termination of the Executive's employment by the Company for any reason other than Voluntary Termination or Termination With Cause or termination because of death or Disability.

         8. Voluntary Termination; Termination With Cause. During the Term or an Extended Term, if the Executive shall cease being an employee of the Company on account of a Voluntary Termination or shall suffer a Termination With Cause, then the Executive shall not be entitled to any compensation or other benefits after the effective date of such Voluntary Termination or Termination With Cause (except compensation earned but unpaid on the date of such event, accrued but not taken vacation and stock options which the Executive may have a vested right to exercise or benefits required by law). In the event of such Voluntary Termination or Termination With Cause, the Executive shall continue to be subject to the noncompetition and confidentiality covenants contained in
Section 10 hereof.

         9. Termination Without Cause. In the event of the Executive's Termination Without Cause during the Term, the Executive shall be entitled to receive, in addition to the Base Salary earned and expenses incurred but not paid through the date of the Executive's termination, accrued but not taken vacation, and stock options which the Executive may have a vested right to exercise on the date of termination, bi-weekly payments equal to the Executive's Base Salary in effect at the time of termination for twenty-four
(24) months. In the event of the Executive's Termination Without Cause during an Extended Term, the Executive shall be entitled to receive, in addition to the Base Salary earned and expenses incurred but not paid through the date of the Executive's termination, accrued but not taken vacation, and stock options which the Executive may have a vested right to exercise on the date of termination, bi-weekly payments equal to the Executive's Base Salary in effect at the time of termination for the balance of the Extended Term then in effect. Such payments shall be made on the Company's normal payroll dates and shall be in the amount of the Executive's bi-weekly Base Salary for that payroll period as if he were still working. In the event of such Termination Without Cause, the Executive shall continue to be subject to the noncompetition and confidentiality covenants contained in Section 10 hereof.

         10.Confidentiality; Noncompetition.



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               (a) The Executive acknowledges that he has access to proprietary information developed by the Company with respect to the development, construction, operation and marketing of the Company's extended stay lodging business and properties (the "Confidential Information") and the Executive hereby acknowledges that the Confidential Information represents a valuable, special and unique asset of the Company' business. The Executive agrees that he will not either during or after the Term, or any Extended Term, disclose the Confidential Information, or any portion thereof, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except with respect to performance of his duties hereunder or as may be required by applicable federal or state regulations or law and then only after written notice to the Company. Executive's duty to keep the Confidential Information confidential shall continue for two (2) years after termination of employment unless the Confidential Information becomes public knowledge sooner through no fault of Executive.

               (b) During the Term and Extended Term of this Agreement and for a period of two (2) years following the termination of this Agreement, the Executive shall not serve as an officer, director, trustee, member, consultant, advisor, employee, agent or in any other capacity or as an owner, shareholder or partner, in any corporation, partnership, sole proprietorship, joint venture, trust, limited liability company or any other entity engaged in managing, developing, constructing, operating or owning any interest in, any extended stay hotel, provided this restriction shall not prohibit being a shareholder owning less than five percent (5%) of the outstanding stock in any class of a public corporation. An extended stay hotel for the purposes of this
Section 10 shall mean a hotel composed of hotel suite rooms rented predominantly by the week at an average weekly rate of Three Hundred Sixty Dollars ($360.00) per week or less, each room having a kitchen with at least a refrigerator, a range top burner and a microwave oven.

               (c) The Executive agrees that damages at law for violation of the restrictive covenants contained in this Section 10 would not be an adequate or prior remedy to the Company, and that should the Executive violate or threaten to violate any of the provisions of such covenant, the Company, its successors or assigns, shall be entitled to obtain a temporary or permanent injunction against the Executive in any court having personal and subject matter jurisdiction, prohibiting any further violation of any such covenants. The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation. The running of the term of the noncompetition period shall be extended day for day for any period during which the Executive is in breach of the covenants and agreements contained herein for any reason whatsoever. The Executive further agrees that the Company need not post any bond in connection with seeking to obtain injunctive relief under this Section 10.

               (d) The Executive acknowledges that this Agreement has been negotiated at arm's length by the parties, neither being under any compulsion to enter into this Agreement, and that the foregoing restrictive covenant does not in any respect inhibit his ability to earn a livelihood in his chosen profession without violating the restrictive covenant contained herein. The Company by these presents has attempted to limit the Executive's right to compete only to the extent necessary to protect the Company from unfair competition. The Company recognizes, however, that reasonable people may differ in making such a determination. Consequently, the Company agrees that if the scope or enforceability of the noncompetition covenant contained herein is in any way disputed at any time, a court or other trier of fact may modify and enforce



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



the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

         11. Notices. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered, one day after being deposited prepaid with a national overnight delivery service for next day delivery, or three days after being deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

         To the Company:            Studio Plus Hotels, Inc.
                                            1999 Richmond Road, Suite Four
                                            Lexington, Kentucky  40502
                                            Attn:  Board of Directors

         To the Executive:          Michael J. Moriarty
                                            c/o Studio Plus Hotels, Inc.
                                            1999 Richmond Road, Suite Four
                                            Lexington, Kentucky  40502

         12. Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and shall not be modified, waived or discharged, in any manner except by an instrument in writing signed, by or on behalf of, the Executive and an officer authorized by the Board. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall be not construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement; provided, however, that any amendment or termination of the covenants of noncompetition and confidentiality in Section 10 must be approved by a majority of the Company's directors who are not officers or employees of the Company. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, legal representations and assigns of the parties hereto.

         13. Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky. Should any provision of this Agreement be declared and determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Should any provision of this Agreement be declared and determined by any Court to be unenforceable as written, the Court shall interpret the unenforceable provision in a manner so it will be enforceable to the maximum extent possible to require the least change in the meaning of the language being interpreted.

         14. Assignment. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement. The Company shall assign its rights and obligations under this Agreement in connection with a merger, business combination or sale of substantially all of the assets of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all



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of the business and/or assets of the Company to agree to assume all of the obligations of the Company under this Agreement upon or prior to such succession taking place. A copy of such assumption and agreement shall be delivered to the Executive promptly after its execution by the successor. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which is required to execute and deliver the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         15. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         16. Tax Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

         17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

         18. Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              STUDIO PLUS HOTELS, INC.

                              BY:        /s/ Norwood Cowgill, Jr.
                                    --------------------------------------
                                    Name:   NORWOOD COWGILL, JR.
                                    Title:     Chairman of the Board



                              EXECUTIVE:



                                         /s/ Michael J. Moriarty
                                    --------------------------------------
                                    Name:  Michael J. Moriarty



                                       59